Exhibit 99.1

February 26, 2013

Dear Investor,

First Priority Financial Corp. (“FPFC”) reported net income for the year ended December 31, 2012 of $753,000 compared to net income of $70,000 reported for 2011. Included in 2012 results are merger related expenses of $484,000 related to the upcoming merger with Affinity Bancorp, Inc. (“ABI”). Net income available to common shareholders, after payment of the preferred dividend and related amortization totaling $532,000 in each year, was $221,000 or $0.07 per basic and fully diluted common share in 2012 compared to a net loss of $462,000 or $0.15 in the prior year.

The fourth quarter, 2012 provided the sixth consecutive quarter of profitability. Net income in the fourth quarter was $202,000, or $0.02 per basic and diluted common share, compared to $218,000, or $0.03 per basic and diluted common share in the prior quarter, and $325,000, or $0.06 per basic and diluted common share in the fourth quarter, 2011, after payment of the preferred dividend and related amortization in each respective period. Merger expenses in the current quarter totaled $156,000 and were $185,000 in the prior quarter.

Enclosed are our summary financial statements for the year ended December 31, 2012. Highlights of the financial results are as follows:

•

Loans outstanding at December 31, 2012 totaled $244.3 million. Annual loan growth of $4.2 million was impacted by the significant level of loan paydowns in this low interest rate environment. New loans totaling approximately $40 million were originated during the year; however, the growth was offset by a similar level of refinancings and paydowns as borrowers took actions to deleverage their balance sheets or looked to refinance loans in a highly competitive interest rate environment. We did realize a favorable shift in the mix of our loan portfolio, however, with commercial loan outstandings increasing $14.8 million or 10.2%. Much of the loan repayments occurred in the residential mortgage portfolio, where outstandings declined by approximately $8 million or 13.8%.

•

Asset quality continues to improve. Non-performing assets (“NPAs”) totaled $4.3 million at December 31, 2012 compared to $7.1 million at December 31, 2011, for a decline of $2.8 million or 39%. NPAs as a percent of total assets was 1.55% at December 31, 2012 compared to 2.50% at December 31, 2011. Non-performing loans totaled $4.1 million at December 31, 2012, or 1.68% of total loans, compared to $6.8 million, or 2.84% of total loans, at December 31, 2011.

•

The net interest margin averaged 3.56% in 2012 compared to 3.45% in 2011. The net interest margin has benefited from the continued repricing of interest rates paid on deposit products and by the positive shift in the loan portfolio mix.

•

Operating expenses totaled $9.3 million in 2012 compared to $9.7 million in 2011, representing a decline of $416,000 or 4.3%. The decline in operating expenses primarily reflects actions taken in 2011 to improve operating efficiencies and costs. Expenses in 2012 included merger related expenses of $484,000 and deferred salary expense of $255,000 related to the 2009 Deferred Compensation Plan. All other operating expenses, excluding these specific items, declined $1.2 million in 2012 compared to 2011.

•

Capital ratios remain strong. First Priority Bank’s total risk based capital ratio at December 31, 2012 was 12.48%, well above regulatory requirements to be classified as “well capitalized”. Shareholders’ equity totaled $27.7 million.

•	Book value per common share was $5.82 and tangible book value per share was $5.44.

Report on Merger with Affinity Bancorp, Inc.

•	The shareholders of First Priority Financial Corp and Affinity Bancorp., Inc. will meet on February 26, 2013 and February 27, 2013, respectively, to vote on the merger agreement.

•	Our private placement capital raise generated $6.6 million in common equity. Funds will be released from escrow with the legal close of the merger.

•	Closing of the transaction is scheduled to occur on February 28, 2013.

•	The merger integration process will begin immediately upon closing; however, the full system integration and conversion is anticipated to occur in the third quarter, 2013.

FPFC completed 2012 as a strong, high quality and well capitalized institution operating on a sound foundation well positioned for growth. The merger with ABI and the increased capital base provided by the private placement provides the opportunity to leverage our progress and enhance shareholder value.

Very truly yours,

David E. Sparks
Chairman, President and Chief Executive Officer

First Priority Financial Corp.

Consolidated Financial Highlights

For the Year Ended December 31, 2012

Unaudited (In thousands, except per share data)

For the Quarter Ended			For the Year Ended
12/31/12	9/30/12		12/31/12	12/31/11
		Income Statement

$3,169	$3,304	Interest income	$13,078	$13,625
785	831	Interest expense	3,520	4,318

2,384	2,473	Net interest income before provision	9,558	9,307
230	80	Provision for loan loss reserve	640	1,082

2,154	2,393	Net interest income after provision	8,918	8,225
263	57	Gain (loss) on sale of investment securities	685	1,114
101	110	Other non-interest income	430	427
2,316	2,342	Non-interest expenses (a)(b)(c)	9,280	9,696

$202	$218	Net Income	$753	$70

$0.02	$0.03	Basic income (loss) per common share (d)	$0.07	$(0.15)
$0.02	$0.03	Diluted income (loss) per common share (d)	$0.07	$(0.15)

		Key Yields and Rates
4.75%	4.92%	Average yield on earning assets	4.88%	5.05%
1.43%	1.51%	Average rate on costing liabilities	1.59%	1.86%
3.32%	3.41%	Net interest spread	3.29%	3.19%
3.57%	3.68%	Net interest margin	3.56%	3.45%

NOTES:

(a)    Includes insurance premiums paid of $168 and $594 for the years ended 2012 and 2011, respectively; and $56 and $362 in legal costs for each of those same periods, respectively, to protect the Bank’s interests on insurance collateral related to an outstanding loan.

(b) Includes merger related costs of $156, $185, and $484 in the current quarter, prior quarter and the current year for the proposed merger with Affinity Bancorp.

(c) Includes $255 in deferred salary costs in the current year covering all costs, as required, under the Company’s 2009 Deferred Compensation Plan.

(d) Income (loss) per common share is calculated based on income (loss) after preferred dividends; see income statement for further details.

	12/31/12	12/31/11
Selected Period End Balance Sheet Items

Total assets	$275,146	$285,350
Total earning assets	267,129	278,351
Total securities available for sale	16,679	25,261
Total loans	244,275	240,115
Allowance for loan losses	2,460	2,470
Total deposits	233,043	245,736
Total borrowings	13,000	11,000
Shareholders’ equity	27,710	27,444

Period End Balance Sheet Ratios
Loan to deposit ratio	104.8%	97.7%
Equity to assets	10.07%	9.62%
First Priority Bank total risk based capital ratio	12.48%	12.61%
Book value per common share	$5.82	$5.74
Tangible book value per common share	$5.44	$5.36
Tangible common to tangible assets	6.25%	5.93%

Selected Asset Quality Balances

Non-performing loans	$4,093	$6,816
Other real estate owned	184	230
Repossessed assets	—	89

Total non-performing assets	$4,277	$7,135

Selected Asset Quality Ratios
Non-performing loans as a percentage of total loans	1.68%	2.84%
Non-performing assets as a percentage of total assets	1.55%	2.50%
Allowance for loan losses as a percentage of total loans	1.01%	1.03%

First Priority Financial Corp.

Consolidated Balance Sheets

Unaudited (In thousands, except share and per share data)

	December 31, 2012	December 31, 2011
Assets
Cash and due from banks	$4,841	$3,243
Interest bearing deposits in banks	6,175	12,975

Total cash and cash equivalents	11,016	16,218

Securities available for sale (amortized cost: $15,996 and $24,400, respectively)	16,679	25,261

Loans receivable	244,275	240,115
Less: allowance for loan losses	2,460	2,470

Net loans	241,815	237,645

Restricted investment in bank stock	1,337	1,461
Premises and equipment, net	901	1,055
Accrued interest receivable	1,040	1,056
Other real estate owned	184	230
Goodwill	1,194	1,194
Other assets	980	1,230

Total assets	$275,146	$285,350

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$28,176	$23,757
Interest-bearing	204,867	221,979

Total deposits	233,043	245,736

Short-term borrowings	—	3,000
Long-term debt	13,000	8,000
Accrued interest payable	378	482
Other liabilities	1,015	688

Total liabilities	247,436	257,906

Shareholders’ Equity
Preferred stock, $100 par value; authorized 10,000,000 shares; liquidation value: $1,000:
Series A: 5%; 4,579 shares issued and outstanding	4,513	4,456
Series B: 9%; 229 shares issued and outstanding	236	242
Series C: 5%; 4,596 shares issued and outstanding	4,593	4,591

Common stock, $1 par value; authorized 10,000,000 shares; 3,144,000 and 3,142,000 shares issued and outstanding, respectively	3,144	3,142

Surplus	26,230	26,062
Accumulated deficit	(11,689)	(11,910)
Accumulated other comprehensive income	683	861

Total shareholders’ equity	27,710	27,444

Total liabilities and shareholders’ equity	$275,146	$285,350

First Priority Financial Corp.

Consolidated Statements of Income

Unaudited (In thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2012	2011	2012	2011

Interest Income
Loans receivable, including fees	$2,994	$3,137	$12,293	$12,643
Securities – taxable	146	215	687	960
Securities – exempt from federal taxes	27	10	91	10
Interest bearing deposits and other	2	5	7	12

Total Interest Income	3,169	3,367	13,078	13,625

Interest Expense
Deposits	738	952	3,287	3,979
Short-term borrowings	2	2	8	8
Long-term debt	45	83	225	331

Total Interest Expense	785	1,037	3,520	4,318

Net Interest Income	2,384	2,330	9,558	9,307

Provision for Loan Losses	230	405	640	1,082

Net Interest Income after Provision for Loan Losses	2,154	1,925	8,918	8,225

Non-Interest Income
Wealth management fee income	55	31	255	265
Gains on sales of investment securities	263	435	685	1,114
Other	46	39	175	162

Total Non-Interest Income	364	505	1,115	1,541

Non-Interest Expenses
Salaries and employee benefits	1,318	1,179	5,366	5,264
Occupancy and equipment	257	270	1,042	1,064
Data processing equipment and operations	133	115	518	455
Professional fees	134	187	516	719
Marketing, advertising and business development	19	20	71	116
FDIC insurance assessments	51	57	243	282
Pennsylvania bank shares tax expense	57	44	227	175
Collateral protection expense	—	74	168	594
Merger integration costs	156	—	484	—
Other real estate owned costs	50	27	50	495
Other	141	132	595	532

Total Non-Interest Expenses	2,316	2,105	9,280	9,696

Net Income (Loss)	$202	$325	$753	$70

Preferred Stock Dividends, Net of Amortization	133	133	532	532

Income (Loss) Available to Common Shareholders	$69	$192	$221	$(462)

Basic earnings (loss) per common share	$0.02	$0.06	$0.07	$(0.15)
Fully diluted earnings (loss) per common share	$0.02	$0.06	$0.07	$(0.15)

Weighted average common shares outstanding:
Basic	3,144	3,142	3,144	3,142
Diluted	3,152	3,142	3,150	3,142

First Priority Financial Corp.

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2012 and 2011

Unaudited (Dollars in thousands)

							Accumulated
							Other
	Preferred	Preferred	Preferred	Common		Accumulated	Comprehensive
	Series A	Series B	Series C	Stock	Surplus	Deficit	Income	Total

Balance - December 31, 2010	$4,399	$247	$4,590	$3,142	$25,966	$(11,448)	$6	$26,902

Preferred stock dividends	—	—	—	—	—	(479)	—	(479)
Net amortization on preferred stock	57	(5)	1	—	—	(53)	—	—
Comprehensive income:
Net income	—	—	—	—	—	70	—	70
Net unrealized holding gain on available for sale securities arising during the period	—	—	—	—	—	—	855	855

Total comprehensive income								925

Stock option expense	—	—	—	—	96	—	—	96

Balance - December 31, 2011	4,456	242	4,591	3,142	26,062	(11,910)	861	27,444

Preferred stock dividends	—	—	—	—	—	(479)	—	(479)
Net amortization on preferred stock	57	(6)	2	—	—	(53)	—	—
Issuance of restricted common stock	—	—	—	2	(2)	—	—	—
Comprehensive income:
Net income	—	—	—	—	—	753	—	753
Net unrealized holding gain on available for sale securities arising during the period	—	—	—	—	—	—	(178)	(178)

Total comprehensive income								575

Stock option expense	—	—	—	—	170	—	—	170

Balance - December 31, 2012	$4,513	$236	$4,593	$3,144	$26,230	$(11,689)	$683	$27,710

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